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                                                                    EXHIBIT 99.1



Tuesday September 18, 3:18 pm Eastern Time

Press Release

SOURCE: Active IQ Technologies, Inc.

ACTIVE IQ TECHNOLOGIES COMPLETES ACQUISITION OF CHAMPION BUSINESS
SYSTEMS

MINNEAPOLIS, Sept. 18 /PRNewswire/ --

Active IQ Technologies, Inc. (Nasdaq: AIQT - news), a leading provider of eServices and accounting applications to small and mid-sized businesses, today announced it has completed its planned purchase of Champion Business Systems. Champion develops and markets small business desktop accounting software. The purchase of Champion by Active IQ is the second accounting software provider acquired by Active IQ this year following its earlier purchase of Red Wing Business Systems. The Champion acquisition extends Active IQ's leading position in the accounting market for small and growing businesses, increasing the number of users of it various software products to over 18,000.

About Active IQ Technologies, Inc.

Active IQ Technologies, Inc. ( http://www.activeiq.com ) provides products and services that meet the eBusiness needs of small and medium-sized organizations. Through its Accounting Applications software division, it also provides accounting solutions. The company's Epoxy Network is a service-based solution that provides fully integrated eBusiness solutions to existing legacy applications. Active IQ is headquartered in Minneapolis, Minn.

About Champion Business Systems

Champion develops, integrates and supports the accounting and business management software needs of small and growing businesses internationally, servicing an active database of over 8,000 customers. The company sells directly and supports a distribution channel of over 250 VARs as well as a large network of CPAs and recommenders. Champion is headquartered in Englewood, Colo. The toll-free number for sales and business development inquiries is 1-800-243-2626.

The Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

SOURCE: Active IQ Technologies, Inc.